GREENLIGHT RE ANNOUNCES
SECOND QUARTER 2012 FINANCIAL RESULTS

GRAND CAYMAN, Cayman Islands (July 30, 2012) - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) today announced financial results for the second quarter ended June 30, 2012. Greenlight Re reported a net loss of $36.1 million for the second quarter of 2012 compared to a net loss of $16.0 million for the same period in 2011. The net loss per share was $0.98, compared to a net loss per share of $0.44 for the same period in 2011.

Fully diluted adjusted book value per share was $22.34 as of June 30, 2012, a 12.7% increase over $19.82 per share as of June 30, 2011.

For the six months ended June 30, 2012, Greenlight Re reported a net profit of $29.1 million compared to a net loss of $59.0 million for the comparable period in 2011. The net income per share was $0.78 on a fully diluted basis for the six months ended June 30, 2012, compared to net loss of $1.63 for the same period in 2011.

“There are signs that conditions are improving in the underlying insurance market, but we have yet to experience this in the reinsurance market, which remains quite competitive,” said Bart Hedges, Chief Executive Officer of Greenlight Re. “We are maintaining our underwriting discipline as we continually assess new business opportunities in the U.S. and Europe.”

Financial and operating highlights for Greenlight Re for the second quarter ended June 30, 2012 include:

•
Gross written premiums in the second quarter of 2012 were $84.0 million compared to $113.3 million in the second quarter of 2011, while net earned premiums were $130.0 million, an increase from $107.2 million reported in the second quarter of last year.

•	The combined ratio for the six months ended June 30, 2012 was 100.8% compared to 102.1% for the six months ended June 30, 2011.

•
A net investment loss of $36.9 million was reported for the second quarter of 2012, representing a loss of 3.3% to the Company's investment portfolio. This compares to an investment loss of $19.5 million in the second quarter of 2011, when Greenlight Re reported a loss of 1.9%. For the first six months of 2012, net investment income was $34.7 million compared to a net investment loss of $55.6 million during the comparable period in 2011.

“During the second quarter of 2012, our investment portfolio gave back some of the gains we generated in the first quarter of the year,” said David Einhorn, Chairman of the Board of Directors of Greenlight Re. “The Company remains focused on its prudent, opportunistic underwriting approach in what remains a challenging reinsurance market.”

Conference Call Details

Greenlight Re will hold a live conference call to discuss its financial results for the second quarter of 2012 on Tuesday July 31, 2012 at 9:00 a.m. Eastern time.  The conference call title is Greenlight Capital Re, Ltd. Second Quarter 2012 Earnings Call.

To participate, please dial in to the conference call at:

U.S. toll free             1-877-317-6789
International            1-412-317-6789

The conference call can also be accessed via webcast at:

http://services.choruscall.com/links/glre120731.html

A telephone replay of the call will be available from 11:00 a.m. Eastern time on July 31, 2012 until 9:00 a.m. Eastern time on August 8, 2012.  The replay of the call may be accessed by dialing 1-877-344-7529 (U.S. toll free) or 1-412-317-0088 (international), access code 10016300. An audio file of the call will also be available on the Company's website, www.greenlightre.ky .

###

Regulation G
Fully diluted adjusted book value per share is a non-GAAP measure and represents basic adjusted book value per share combined with the impact from dilution of share based compensation including in-the-money stock options as of any period end. Book value is adjusted by subtracting the amount of the non-controlling interest in joint venture from total shareholders' equity to calculate adjusted book value. We believe that long term growth in fully diluted adjusted book value per share is the most relevant measure of our financial performance. In addition, fully diluted adjusted book value per share may be of benefit to our investors, shareholders and other interested parties to form a basis of comparison with other companies within the reinsurance industry.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.
Greenlight Re (www.greenlightre.ky) is a specialist property and casualty reinsurance company based in the Cayman Islands and Ireland.  The Company provides a variety of custom-tailored reinsurance solutions to the insurance, risk retention group, captive and financial marketplaces.  Established in 2004, Greenlight Re selectively offers customized reinsurance solutions in markets where capacity and alternatives are limited.  With a focus on deriving superior returns from both sides of the balance sheet, Greenlight Re's assets are managed according to a value-oriented equity-focused strategy that complements the Company's business goal of long-term growth in book value per share.

Contact:
Alex Stanton
Stanton Public Relations & Marketing
(212) 780-0701
astanton@stantonprm.com

GREENLIGHT CAPITAL RE, LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2012 and December 31, 2011
(expressed in thousands of U.S. dollars, except per share and share amounts)

	June 30, 2012	December 31, 2011
	(unaudited)	(audited)
Assets
Investments
Debt instruments, trading, at fair value	$9,088	$10,639
Equity securities, trading, at fair value	1,058,729	890,822
Other investments, at fair value	138,513	128,685
Total investments	1,206,330	1,030,146
Cash and cash equivalents	11,262	42,284
Restricted cash and cash equivalents	922,889	957,462
Financial contracts receivable, at fair value	23,972	23,673
Reinsurance balances receivable	179,958	141,278
Loss and loss adjustment expenses recoverable	36,911	29,758
Deferred acquisition costs, net	60,321	68,725
Unearned premiums ceded	11,929	27,233
Notes receivable	19,082	17,437
Other assets	4,755	5,492
Total assets	$2,477,409	$2,343,488
Liabilities and equity
Liabilities
Securities sold, not yet purchased, at fair value	$663,542	$683,816
Financial contracts payable, at fair value	12,972	6,324
Due to prime brokers	365,007	260,359
Loss and loss adjustment expense reserves	294,647	241,279
Unearned premium reserves	208,766	225,735
Reinsurance balances payable	37,947	32,192
Funds withheld	33,185	38,031
Other liabilities	7,777	10,054
Performance compensation payable to related party	7,870	—
Total liabilities	1,631,713	1,497,790
Equity
Preferred share capital (par value $0.10; authorized, 50,000,000; none issued)	—	—
Ordinary share capital (Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 30,423,704 (2011: 30,283,200): Class B: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,949 (2011: 6,254,949))	3,668	3,654
Additional paid-in capital	490,215	488,478
Retained earnings	340,035	310,971
Shareholders’ equity attributable to shareholders	833,918	803,103
Non-controlling interest in joint venture	11,778	42,595
Total equity	845,696	845,698
Total liabilities and equity	$2,477,409	$2,343,488

GREENLIGHT CAPITAL RE, LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

For the three and six months ended June 30, 2012 and 2011
(expressed in thousands of U.S. dollars, except per share and share amounts)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenues
Gross premiums written	$83,986	$113,266	$236,206	$214,005
Gross premiums ceded	4,602	(17,183)	(6,393)	(20,659)
Net premiums written	88,588	96,083	229,813	193,346
Change in net unearned premium reserves	41,426	11,068	1,789	18,962
Net premiums earned	130,014	107,151	231,602	212,308
Net investment income (loss)	(36,896)	(19,469)	34,711	(55,645)
Other income (expense), net	(236)	(86)	(448)	(347)
Total revenues	92,882	87,596	265,865	156,316
Expenses
Loss and loss adjustment expenses incurred, net	87,337	56,870	150,644	122,595
Acquisition costs, net	37,905	42,824	73,930	84,945
General and administrative expenses	4,359	4,336	8,982	9,335
Total expenses	129,601	104,030	233,556	216,875
Income (loss) before income tax expense	(36,719)	(16,434)	32,309	(60,559)
Income tax benefit (expense)	201	(40)	(62)	(41)
Net income (loss) including non-controlling interest	(36,518)	(16,474)	32,247	(60,600)
(Income) loss attributable to non-controlling interest in joint venture	449	513	(3,183)	1,649
Net income (loss)	$(36,069)	$(15,961)	$29,064	$(58,951)
Earnings (loss) per share
Basic	$(0.98)	$(0.44)	$0.80	$(1.63)
Diluted	$(0.98)	$(0.44)	$0.78	$(1.63)
Weighted average number of ordinary shares used in the determination of earnings (loss) per share
Basic	36,660,267	36,153,743	36,605,610	36,153,743
Diluted	36,660,267	36,153,743	37,338,484	36,153,743

The following table provides the ratios for the six months ended June 30, 2012 and 2011:

	Six months ended June 30, 2012			Six months ended June 30, 2011
	Frequency	Severity	Total	Frequency	Severity	Total

Loss ratio	67.5%	7.9%	65.0%	57.7%	58.6%	57.7%
Acquisition cost ratio	32.6%	15.9%	31.9%	41.0%	18.8%	40.0%
Composite ratio	100.1%	23.8%	96.9%	98.7%	77.4%	97.7%
Internal expense ratio			3.9%			4.4%
Combined ratio			100.8%			102.1%